EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

For Indevus
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	Vice President, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS APPOINTS INDUSTRY VETERAN KURT LEWIS AS SENIOR VICE PRESIDENT SALES & MARKETING

LEXINGTON, MA, June 29, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced Kurt W. Lewis has been appointed Senior Vice President, Sales and Marketing, replacing John H. Tucker, who will be leaving the Company to accept a position as President and General Manager, North America, for an international biotechnology company.

Mr. Lewis brings nearly 25 years of pharmaceutical sales and marketing experience to Indevus. Most recently, Mr. Lewis was the Senior Vice President, Sales and Marketing, for Astellas Pharma U.S., Inc. where he was responsible for the successful launch of several global brands, including the overactive bladder treatment, VESIcare®. In his role, Mr. Lewis built and managed a 650 person sales force that generated over $1.3 billion in annual sales in multiple therapeutic areas. During his 15 year career with Astellas, Mr. Lewis held a variety of senior sales and marketing positions and successfully led the growth of multiple products into market leaders including Prograf®, Adenoscan® and AmBisome®. In addition, he has managed numerous strategic alliances and co-promotion partnerships as well as implemented multiple programs to successfully compete with significantly larger competitors. Prior to his tenure with Astellas, Mr. Lewis spent more than 8 years in a variety of sales and marketing positions with Ortho Pharmaceutical and was one of the founding employees of Ortho Biotech, a division of Johnson & Johnson.

“We are very pleased to welcome a person of Kurt’s caliber to the Indevus management team,” stated Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “Over the next two years, Indevus will be launching several new products and we have the opportunity to experience significant growth. Kurt brings a tremendous amount of experience in growing and managing large sales and marketing organizations. Kurt’s specific experience in urology and the overactive bladder market, as well his knowledge of the SANCTURA franchise, will be extremely valuable.”

“Although we are sorry to see John Tucker leave Indevus, he leaves us fully prepared for future success. John built our sales and marketing organization from scratch and we are gratified that he has developed a sophisticated department with strong leadership in all key sales and marketing functions,” continued Dr. Cooper. “With our launch this week of SUPPRELIN LA for central precocious puberty and our anticipated launch later this year of SANCTURA XR for overactive bladder and Valstar for bladder cancer, we are well-positioned for commercial success. We wish John the best of luck in his exciting new career opportunity.”

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s marketed products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, DELATESTRYL® to treat male hypogonadism and SUPPRELIN® LA, for central precocious puberty. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™, NEBIDO® , VANTAS® and SUPPRELIN® LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, VANTAS® , SUPPRELIN® LA and VALSTAR®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, DELATESTRYL and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.